Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2013

■ Second Quarter 2013 Revenue:	$1.38 billion; up 10%
■ Second Quarter 2013 Operating Income:	$147 million; up 7%
■ Second Quarter 2013 EPS:	73 cents vs. 67 cents

LOWELL, ARKANSAS, July 15, 2013 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2013 net earnings of $87.7 million, or diluted earnings per share of 73 cents vs. second quarter 2012 net earnings of $80.5 million, or 67 cents per diluted share.

Total operating revenue for the current quarter was $1.38 billion, compared with $1.26 billion for the second quarter 2012. Load growth of 12% in Intermodal (JBI) and 29% in Integrated Capacity Solutions (ICS), helped drive a 12% and 20% increase in segment revenue, respectively. Dedicated Contract Services (DCS) segment revenue increased by 13% as new, large private fleet conversions continue to be implemented, while Truck (JBT) segment revenue decreased by 20% primarily from a smaller fleet and lower utilization. Current quarter total operating revenue, excluding fuel surcharges, increased 11% vs. the comparable quarter 2012.

Operating income for the current quarter totaled $147 million vs. $137 million for the second quarter 2012. The increase in operating income was primarily due to load growth, partially offset by $2.5 million of implementation expenditures in DCS for two previously announced private fleet conversion contracts, a $2.4 million write-off of abandoned shared technology costs, a $1.5 million loss on the destruction of equipment involved in two train derailments, increases in equipment costs, fewer gains on revenue equipment sales and higher driver recruiting and wage costs.

Interest expense in the current quarter decreased due to slightly lower debt levels and lower interest rates from a year ago. The effective income tax rate for the quarter was 37.88% compared to 38.25% in 2012 primarily from the realization of a deferred tax benefit on the sale of property during the current period. We expect our 2013 annual tax rate to be approximately 38.15%.

Segment Information:

Intermodal (JBI)

■    Second Quarter 2013 Segment Revenue:     $855 million; up 12%

■    Second Quarter 2013 Operating Income:     $110.7 million; up 19%

Overall volumes increased 12% over the same period in 2012 in an environment of moderating fuel prices and less seasonally volatile freight demand. Eastern network growth was 14% and transcontinental growth was 11% over the second quarter 2012. Revenue grew 12% with the effect of traffic mix, customer rate increases and fuel surcharges keeping revenue per load virtually flat compared to a year ago.

Operating income increased 19% over prior year. Benefits from steady demand, overall load growth, lower insurance and claims costs and lower office personnel compensation costs were partially offset by $1.6 million of abandoned shared technology costs, a $1.5 million loss on the destruction of equipment in two train derailments and increases in outsourced drayage costs, rail purchase transportation costs and equipment costs. The current period ended with 61,911 units of trailing capacity and 3,952 power units available to the dray fleet.

Dedicated Contract Services (DCS)

■Second Quarter 2013 Segment Revenue:     $303 million; up 13%

■ Second Quarter 2013 Operating Income:    $29.7 million; down 11%

DCS revenue increased 13% during the current quarter while revenue excluding fuel surcharges increased 16%. Productivity (revenue per truck per week) decreased by approximately 4% vs. 2012 due to a higher percentage of subleased customer equipment and customer paid fuel within the new accounts. New accounts provided a net additional 863 revenue producing trucks by the end of the quarter compared to prior year.

Operating income decreased by 11% from a year ago. The decrease primarily reflects $2.5 million of contract implementation costs expensed in the current quarter, $0.6 million of abandoned shared technology costs, lower gains on equipment sales, increased equipment costs and increased insurance and claims costs. The contract implementation costs primarily relate to two large private fleet conversions which are expected to be fully implemented in the third quarter 2013, with additional implementation costs estimated at $1.0 million.

Integrated Capacity Solutions (ICS)

■ Second Quarter 2013 Segment Revenue:     $132 million; up 20%

■ Second Quarter 2013 Operating Income:     $ 4.2 million; up 113%

ICS revenue increased 20% in the current quarter vs. the second quarter 2012, primarily due to a 29% increase in load volume. Volumes grew faster than revenue primarily from increased less-than-truckload business. Both transactional and contractual volumes continued to grow during the quarter. Contractual business was approximately 60% of total load volume in the current period and comparable to second quarter 2012.

Operating income increased 113% over the same period 2012 primarily due to increased revenue and improvement in gross profit margin. Gross profit margin increased to 11.8% in the current quarter vs. 10.6% last year. A softer carrier environment contributed to the increase. Personnel costs from two new branch locations opened during the quarter, bringing the total branch count to 18, and $0.1 million of abandoned shared technology costs partially offset the benefit of the gross profit margin improvement. ICS’s carrier base increased 10% and the employee count increased 8% vs. second quarter 2012.

Truck (JBT)

■ Second Quarter 2013 Segment Revenue:     $101 million; down 20%

■ Second Quarter 2013 Operating Income:     $ 3.0 million; down 67%

JBT revenue for the current quarter decreased 20% from the same period in 2012 primarily from a 16% reduction in fleet size and lower utilization per truck. Revenue, excluding fuel surcharges, decreased 19%. Rate per mile, excluding fuel surcharges, increased 2.1% on a 10% shorter length of haul. However, rates from consistent shippers decreased 0.6% compared to the same quarter a year ago in order to retain business that fell within profitable network lanes. At the end of the period, JBT operated 2,018 tractors compared to 2,396 a year ago.

Operating income decreased by 67% compared to 2012. Favorable changes in freight mix and insurance and claims costs were offset by lower utilization, increased driver wages per mile, higher independent contractor costs, higher empty miles and $0.1 million in abandoned shared technology costs compared to second quarter 2012.

Cash Flow and Capitalization:

At June 30, 2013, we had a total of $674 million outstanding on various debt instruments compared to $679 million at June 30, 2012 and $685 million at December 31, 2012.

Our net capital expenditures for the six months ended June 30, 2013 approximated $212 million compared to $171 million for the same period 2012. At June 30, 2013, we had cash and cash equivalents of $5.9 million.

 We purchased approximately 900,000 shares of our common stock during the quarter for approximately $65 million. At June 30, 2013, we had approximately $388 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2013 approximated 117.1 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2012. We assume no obligation to update any forward-looking statement to the extent we become aware it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2013		2012
		% Of		% Of
	Amount	Revenue	Amount	Revenue
Operating revenues, excluding fuel surcharge revenues	$1,120,164		$1,005,519
Fuel surcharge revenues	262,694		249,611
Total operating revenues	1,382,858	100.0%	1,255,130	100.0%

Operating expenses
Rents and purchased transportation	693,795	50.2%	616,723	49.2%
Salaries, wages and employee benefits	282,252	20.4%	255,864	20.4%
Fuel and fuel taxes	110,280	8.0%	113,085	9.0%
Depreciation and amortization	62,283	4.5%	56,227	4.5%
Operating supplies and expenses	49,626	3.6%	45,540	3.6%
Insurance and claims	12,111	0.9%	12,595	1.0%
General and administrative expenses, net of asset dispositions	12,425	0.8%	6,356	0.5%
Operating taxes and licenses	8,042	0.6%	7,323	0.6%
Communication and utilities	4,637	0.3%	4,202	0.3%
Total operating expenses	1,235,451	89.3%	1,117,915	89.1%
Operating income	147,407	10.7%	137,215	10.9%
Net interest expense	6,230	0.5%	6,929	0.5%
Earnings before income taxes	141,177	10.2%	130,286	10.4%
Income taxes	53,480	3.9%	49,835	4.0%
Net earnings	$87,697	6.3%	$80,451	6.4%
Average diluted shares outstanding	119,472		120,027
Diluted earnings per share	$0.73		$0.67

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2013		2012
		% Of		% Of
	Amount	Revenue	Amount	Revenue
Operating revenues, excluding fuel surcharge revenues	$2,159,104		$1,944,202
Fuel surcharge revenues	515,340		476,850
Total operating revenues	2,674,444	100.0%	2,421,052	100.0%

Operating expenses
Rents and purchased transportation	1,338,328	50.0%	1,172,841	48.4%
Salaries, wages and employee benefits	545,976	20.4%	505,909	20.9%
Fuel and fuel taxes	226,840	8.5%	233,638	9.7%
Depreciation and amortization	123,013	4.6%	112,347	4.6%
Operating supplies and expenses	94,540	3.5%	85,351	3.5%
Insurance and claims	24,881	0.9%	23,640	1.0%
General and administrative expenses, net of asset dispositions	23,409	0.9%	10,350	0.4%
Operating taxes and licenses	15,555	0.6%	14,465	0.6%
Communication and utilities	9,456	0.4%	8,699	0.4%
Total operating expenses	2,401,998	89.8%	2,167,240	89.5%
Operating income	272,446	10.2%	253,812	10.5%
Net interest expense	12,485	0.5%	13,916	0.6%
Earnings before income taxes	259,961	9.7%	239,896	9.9%
Income taxes	98,916	3.7%	91,760	3.8%
Net earnings	$161,045	6.0%	$148,136	6.1%
Average diluted shares outstanding	119,647		119,888
Diluted earnings per share	$1.35		$1.24

Financial Information By Segment

(in thousands)

(unaudited

	Three Months Ended June 30
	2013		2012
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$854,732	62%	$762,043	61%
Dedicated	302,624	22%	267,310	21%
Integrated Capacity Solutions	131,825	10%	109,494	9%
Truck	101,167	7%	126,180	10%
Subtotal	1,390,348	101%	1,265,027	101%
Intersegment eliminations	(7,490)	(1%)	(9,897)	(1%)
Consolidated revenue	$1,382,858	100%	$1,255,130	100%

Operating income
Intermodal	$110,679	75%	$93,368	68%
Dedicated	29,705	20%	33,198	24%
Integrated Capacity Solutions	4,161	3%	1,956	1%
Truck	2,956	2%	8,840	7%
Other (1)	(94)	(0%)	(147)	(0%)
Operating income	$147,407	100%	$137,215	100%

	Six Months Ended June 30
	2013		2012
		% Of		% Of
	Amount	Total	Amount	Total
Revenue
Intermodal	$1,650,994	62%	$1,456,159	60%
Dedicated	581,707	22%	523,162	22%
Integrated Capacity Solutions	254,146	9%	206,546	9%
Truck	203,012	8%	254,337	10%
Subtotal	2,689,859	101%	2,440,204	101%
Intersegment eliminations	(15,415)	(1%)	(19,152)	(1%)
Consolidated revenue	$2,674,444	100%	$2,421,052	100%

Operating income
Intermodal	$207,473	76%	$172,798	68%
Dedicated	51,651	19%	61,347	24%
Integrated Capacity Solutions	9,335	3%	6,020	2%
Truck	4,051	2%	13,724	6%
Other (1)	(64)	(0%)	(77)	(0%)
Operating income	$272,446	100%	$253,812	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2013	2012
Intermodal
Loads	398,596	354,790
Average length of haul	1,688	1,687
Revenue per load	$2,144	$2,148
Average tractors during the period *	3,881	3,379

Tractors (end of period)
Company-owned	3,387	3,057
Independent contractor	565	384
Total tractors	3,952	3,441

Net change in trailing equipment during the period	1,606	1,175
Trailing equipment (end of period)	61,911	56,012
Average effective trailing equipment usage	60,148	54,049

Dedicated
Loads	446,841	367,840
Average length of haul	197	203
Revenue per truck per week**	$4,068	$4,222
Average trucks during the period***	5,767	4,900

Trucks (end of period)
Company-owned	5,336	4,632
Independent contractor	12	17
Customer-owned (Dedicated operated)	586	422
Total trucks	5,934	5,071

Trailing equipment (end of period)	17,998	12,990
Average effective trailing equipment usage	19,253	13,856

Integrated Capacity Solutions
Loads	95,740	74,112
Revenue per load	$1,377	$1,477
Gross profit margin	11.8%	10.6%
Employee count (end of period)	440	406
Approximate number of third-party carriers (end of period)	33,400	30,500

Truck
Loads	104,024	118,500
Average length of haul	408	455
Loaded miles (000)	42,158	53,551
Total miles (000)	49,593	62,447
Average nonpaid empty miles per load	72.0	76.3
Revenue per tractor per week**	$3,861	$3,994
Average tractors during the period *	2,034	2,461

Tractors (end of period)
Company-owned	1,187	1,505
Independent contractor	831	891
Total tractors	2,018	2,396

Trailers (end of period)	8,311	9,234
Average effective trailing equipment usage	7,235	8,081

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2013	2012
Intermodal
Loads	766,362	678,932
Average length of haul	1,690	1,695
Revenue per load	$2,154	$2,145
Average tractors during the period *	3,773	3,282

Tractors (end of period)
Company-owned	3,387	3,057
Independent contractor	565	384
Total tractors	3,952	3,441

Net change in trailing equipment during the period	2,949	1,506
Trailing equipment (end of period)	61,911	56,012
Average effective trailing equipment usage	58,043	52,323

Dedicated
Loads	845,140	719,027
Average length of haul	198	205
Revenue per truck per week**	$4,108	$4,146
Average trucks during the period***	5,545	4,891

Trucks (end of period)
Company-owned	5,336	4,632
Independent contractor	12	17
Customer-owned (Dedicated operated)	586	422
Total trucks	5,934	5,071

Trailing equipment (end of period)	17,998	12,990
Average effective trailing equipment usage	18,495	13,146

Integrated Capacity Solutions
Loads	195,663	142,250
Revenue per load	$1,299	$1,452
Gross profit margin	12.4%	12.4%
Employee count (end of period)	440	406
Approximate number of third-party carriers (end of period)	33,400	30,500

Truck
Loads	201,910	235,404
Average length of haul	429	477
Loaded miles (000)	85,764	111,102
Total miles (000)	100,655	128,711
Average nonpaid empty miles per load	73.7	75.1
Revenue per tractor per week**	$3,873	$3,905
Average tractors during the period*	2,059	2,538

Tractors (end of period)
Company-owned	1,187	1,505
Independent contractor	831	891
Total tractors	2,018	2,396

Trailers (end of period)	8,311	9,234
Average effective trailing equipment usage	7,326	8,117

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,923	$5,589
Accounts Receivable	579,643	466,011
Prepaid expenses and other	65,996	82,932
Total current assets	651,562	554,532
Property and equipment	3,053,616	2,904,706
Less accumulated depreciation	1,077,390	1,019,232
Net property and equipment	1,976,226	1,885,474
Other assets	28,528	24,635
	$2,656,316	$2,464,641

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$200,000	$100,000
Trade accounts payable	364,195	266,722
Claims accruals	56,608	47,442
Accrued payroll	61,267	70,647
Other accrued expenses	16,286	17,199
Deferred income taxes	750	750
Total current liabilities	699,106	502,760

Long-term debt	474,132	585,347
Other long-term liabilities	52,688	53,050
Deferred income taxes	528,151	531,624
Stockholders' equity	902,239	791,860
	$2,656,316	$2,464,641

Supplemental Data (unaudited)

	June 30, 2013	December 31, 2012
Actual shares outstanding at end of period (000)	117,067	117,529

Book value per actual share outstanding at end of period	$7.71	$6.74

	Six Months Ended June 30
	2013	2012
Net cash provided by operating activities (000)	$293,571	$260,579

Net capital expenditures (000)	$211,692	$170,880